Exhibit 4.1

advisory agreement

THIS ADVISORY AGREEMENT (“Agreement”) is made and entered into this 11th day of October 2018 by and between HFG Capital Investments, L.L.C. (“Advisor”) and Guardforce AI Co., LTD, a (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage Advisor to provide, during the Authorization Period, the advisory services specifically enumerated below related to the Going Public Transaction and the Post-Transaction Period (each as defined below), and Advisor is willing to be so engaged.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and Advisor hereby agrees to be retained as the Company’s advisor during the term of this Agreement. In its capacity as an advisor to the Company Advisor agrees to:

A.	Going Public Transaction

Assist the Company in effecting a going public transaction (a “Going Public Transaction”) by acquiring a shareholder base (the “Shareholders”) necessary to qualify for listing on the OTC Marketplace and thereafter on either the NASDAQ Stock Market or the NYSE Stock Exchange (collectively, a “Major Exchange”) without being subject to the seasoning requirements of the Major Exchanges that are applicable to companies that have completed a reverse merger transaction with a shell company prior to seeking listing on a Major Exchange. Advisor shall help the Company complete any corporate restructuring necessary to consummate the Going Public Transaction.

On the closing date of the Going Public Transaction, the Shareholders, including Advisor and its affiliates, shall receive that number of shares (the “Shares”) of the Company’s common capital stock that shall represent five percent (5%) of the Company’s outstanding shares of common capital stock.

The Company acknowledges and agrees that all costs and expenses associated with completing the Going Public Transaction and thereafter operating as a publically listed company in the United States shall be borne solely by the Company, and HFG shall be under no obligation to advance any funds on behalf of the Company to any third parties.

B.	Post Transaction Period

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During the period commencing on the closing date of the Going Public Transaction and ending upon the expiration of the Authorization Period (as defined in Section 3. below) Advisor shall undertake the following on behalf of the Company:

(i)       If requested, identify and introduce the Company to U.S based investment banking firms to act as placement agent or underwriter for the Company's contemplated capital raising transaction;

(ii)       Identify a licensed broker/dealer that will file a Form 211 Application with the Financial Industry Regulatory Authority (“FINRA”) so as to allow the Company’s common capital stock to become eligible for trading on the OTC Marketplace. Advisor shall assist the Company in providing the information necessary for submission as part of the Form 211 Application;

(iii)       Coordinate with counsel to prepare and file the Company’s application for listing on a Major Exchange, and help respond to all comments to the listing application;

(iv)       Assist Company counsel in establishing corporate governance protocols mandated by the Major Exchanges;

(v)        Assist in the identification and engagement of a licensed stock transfer agent and registrar;

(vi)       Coordinate the process for making the Company’s securities DTC, FAST and DWAC eligible; and

(vii)       Provide the Company with such additional advisory services as may be reasonably requested, to the extent Advisor has the expertise or legal right to render such services.

2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints Advisor to act on a best efforts basis during the Authorization Period (as defined in Section 3. below). Advisor hereby accepts such appointment; with it being expressly acknowledged that Advisor is acting in the capacity of an independent contractor and not as an agent of the Company.

In addition, except in the event of an act constituting willful misconduct on the part of Advisor, the Company agrees that it will not hold Advisor responsible in the event that the Going Public Transaction is not consummated, nor shall it hold Advisor liable for any damages suffered by the Company and/or its shareholders as a result of the Company’s inability to list its securities on either the OTC Marketplace or a Major Exchange.

3. Authorization Period. Advisor’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) 24 months from the Effective Date, subject to the mutual decision of the parties hereto to extend the term hereof. This Agreement may be terminated at any time prior to the completion of the Going Public Transaction upon the delivery of written or electronic notice by the terminating party to the non-terminating party of its decision to terminate this Agreement.

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4. Fees and Expenses. In consideration for the services to be provided by Advisor under the terms of this Agreement the Company shall remit via wire-transfer the amount of $325,000 (the “Fee”) immediately upon the closing of the Going Public Transaction.

5. Indemnification. Except as a result of an act of willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement, nor for any loss or damage arising from the termination of this Agreement, for any cause whatsoever. In those cases where willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of willful misconduct.

6. Governing Law and Venue. The validity, interpretation and construction of this Agreement and of each part hereof will be governed by the laws of the State of Texas, without regard to conflicts-of-laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of Texas, County of Dallas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue made therein. Process in any action or proceeding referred to in the preceding sentence may be served on any of the parties hereto anywhere in the world.

7.  Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

8.  Modification and Waiver. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, amendment, modification or discharge is agreed to in writing and signed by the parties hereto. The waiver by either party to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver by either party of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

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9. Complete Understanding. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG Capital Investments, L.L.C.

By:	/s/ Kevin B. Halter
Kevin B. Halter, Jr., Manager

COMPANY:

Guardforce AI Co., LTD

By	/s/ Zhong Xiangyu
Zhong Xiangyu, CEO

ADVISORY AGREEMENT – Page 4